                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   HEIN-WERNER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  No fee required.
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     and 0-11.
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     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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
                            HEIN-WERNER CORPORATION
                               2120 PEWAUKEE ROAD
                           WAUKESHA, WISCONSIN 53188

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1997

To the Shareholders of
 Hein-Werner Corporation

    NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Hein-Werner Corporation, a Wisconsin corporation ("Corporation"), will be held at the Midway Motor Lodge, 1005 South Moorland Road, Brookfield, Wisconsin, on Thursday, April 24, 1997 at 10:00 A.M., local time, for the following purposes:

        1. To elect two directors to serve for a term of three years until the annual meeting in 2000 and until their successors are duly elected and qualified.

        2.  To ratify the selection of auditors for the 1997 fiscal year.

        3.  To consider and act upon a shareholder proposal.

        4. To consider and act upon any other matters which may properly come before the meeting or any adjournment or postponement thereof.

    Holders of Common Stock of record at the close of business on March 6, 1997, will be entitled to notice of and to vote at the annual meeting.

    A proxy for the meeting is enclosed and a proxy statement is attached to this notice. Please fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and mail it promptly in the enclosed envelope. Shareholders who execute proxies retain the right to revoke them at any time before they are actually voted.

                                          HEIN-WERNER CORPORATION

                                          M. J. McSweeney
                                          SECRETARY

Waukesha, Wisconsin
March 13, 1997

                            HEIN-WERNER CORPORATION
                               2120 PEWAUKEE ROAD
                           WAUKESHA, WISCONSIN 53188

                                                                  March 13, 1997

                                PROXY STATEMENT
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 1997

                              GENERAL INFORMATION

    This proxy statement and the enclosed proxy are being furnished to shareholders of Hein-Werner Corporation, a Wisconsin corporation (the "Corporation"), beginning on or about March 13, 1997, in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies for use at the Annual Meeting of Shareholders to be held at 10:00 A.M., local time, on Thursday, April 24, 1997, at the Midway Motor Lodge, 1005 South Moorland Road, Brookfield, Wisconsin, and at any adjournment or postponement thereof (the "Meeting"), for the purposes set forth in the Notice of Annual Meeting of Shareholders and this Proxy Statement.

    Only shareholders of record at the close of business on March 6, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. On such date, there were 2,760,489 shares of Common Stock of the Corporation outstanding. Shareholders will be entitled to one vote per share on each proposal submitted for the consideration of the shareholders at the Meeting.

    A proxy, in the enclosed form, which is properly executed, duly returned to the Corporation and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the persons nominated for election as directors, FOR the ratification of the Corporation's selection of auditors for the 1997 fiscal year, AGAINST the Shareholder Proposal (as hereinafter defined) and on such other business or matters which may properly come before the Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the matters described herein, the Board has no knowledge of any matters to be presented for action by the shareholders at the Meeting.

    Execution of any proxy given in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a shareholder who has signed a proxy does not in itself revoke such proxy. Each proxy granted may be revoked by the shareholder granting it at any time before the exercise thereof by giving written notice to such effect to the Secretary of the Corporation, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such party.

                             ELECTION OF DIRECTORS

    The By-laws of the Corporation provide for five directors, divided into three classes, with directors serving for separate and overlapping three-year terms. The directors to be elected at the Meeting will be elected to serve until the 2000 annual meeting of shareholders and until their successors are duly elected and qualified. It is intended that shares represented by proxies will be voted for the nominees named below, who presently serve as directors of the Corporation, except where authority is withheld by the shareholder. Management has been informed that the nominees intend to serve on the Board if elected. However, if the nominees are unable or unwilling to serve, proxies may be voted for other persons designated by management.

    The following table lists the person nominated for election as director and each person whose term of office as a director will continue after the Meeting and provides information given as of March 6, 1997, as to the age, principal occupation and background for the last five years and period of service as a director for each person.

                              DIRECTOR
           NAME                 SINCE         AGE                       PRINCIPAL OCCUPATION; BACKGROUND
---------------------------  -----------      ---      -------------------------------------------------------------------

                                         NOMINEES WHOSE TERM WILL EXPIRE IN 2000

J. L. Dindorf                      1976           56   President and Chief Executive Officer of the Corporation.

D. J. Schuetz                      1977           72   President and Chairman of the Board, Monark Supply Company,
                                                       Milwaukee, Wisconsin (distributor of automotive parts and
                                                       supplies).

                                           DIRECTORS WHOSE TERM EXPIRES IN 1998

J. S. Jones                        1975           59   President, Gardner Industries, Inc., Horicon, Wisconsin
                                                       (manufacturer of original equipment components).

M. J. McSweeney                    1982           58   Partner, Foley & Lardner, Milwaukee, Wisconsin (law firm).

                                           DIRECTOR WHOSE TERM EXPIRES IN 1999

O. A. Friend                       1983           67   Chairman of National Teleservice, Inc. (provider of long distance telephone service), and President of Walden Financial Corporation
                                                       (leasing company), both of Winona, Minnesota; consultant to the
                                                       Corporation until June, 1990.

    Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Meeting. Consequently, any shares not voted at the Meeting, whether due to abstention, broker nonvotes or otherwise, will have no impact on the election of the directors.

                               BOARD OF DIRECTORS

    The Board has standing audit, compensation and executive committees, but does not have a standing nominating committee. The audit committee, which met two times in 1996, is charged with the responsibilities of reviewing with the Corporation's independent public accountants, the plan and scope of their audit and findings and conclusions of their engagement; reviewing the Corporation's procedures for internal auditing, the adequacy of its system of internal controls and the accounting principles and policies of the Corporation; reviewing and evaluating the independence of the independent accountants and approving services rendered by such accountants; and recommending to the Board the engagement, continuation or discharge of the Corporation's independent public accountants. The audit committee currently consists of Messrs. Friend and Jones. The principal function of the compensation committee, which held one meeting in 1996, is to advise the Board on matters relating to the compensation of the Corporation's officers. The compensation committee currently consists of Messrs. Schuetz and McSweeney. The executive committee is empowered to act on behalf of the Board on certain matters including the election of the principal officers and the filling of vacancies on the committees designated by the Board. The executive committee held one meeting in 1996 and currently consists of Messrs. Dindorf, Jones and Schuetz.

    During 1996, the Board held five meetings. No director failed to attend at least 75% of the aggregate of (a) the total number of meetings of the Board and
(b) the total number of meetings held by all committees of the Board on which the director served during 1996.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MANAGEMENT

    The following table sets forth as of March 6, 1997, the number of shares of the Corporation's Common Stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

                                         AMOUNT AND NATURE
                                           OF BENEFICIAL
       NAME OF BENEFICIAL OWNER              OWNERSHIP             PERCENT OF CLASS
--------------------------------------  --------------------       ----------------
J. L. Dindorf                                  66,405(1)(2)                2.4%
O. A. Friend                                   56,281                      2.0%
J. S. Jones                                    20,166                      *
M. J. McSweeney                                 7,176                      *
D. J. Schuetz                                  22,977(3)                   *
J. P. Barthelme                                 5,525(2)                   *
R. D. Liegel                                   18,812(2)(4)                *
M. J. Koons                                     4,662(2)(5)                *
M. F. Lightfoot                                 3,469(2)                   *
All directors and executive officers
 as a group (11 persons)                      213,735(2)                   7.7%

------------------------
 *  Less than one percent.

(1) Includes 40,880 shares held with Mr. Dindorf's wife. Mr. Dindorf shares voting and investment power over these shares.

(2) Includes the following shares subject to stock options that are currently exercisable: Mr. Dindorf, 25,525; Mr. Barthelme, 5,105; Mr. Liegel, 9,572; Mr. Koons, 3,190; Mr. Lightfoot, 3,190; and all directors, nominees and executive officers as a group, 51,687.

(3) Includes 2,108 shares held by Mr. Schuetz as controlling shareholder of Five Fifty-Five Investment Co., Inc. Mr. Schuetz shares voting and investment power over these shares.

(4) Includes 1,052 shares held by Mr. Liegel's wife. Mr. Liegel shares voting and investment power over these shares.

(5) Includes 700 shares held with Mr. Koons' wife. Mr. Koons shares voting and investment power over these shares.

OTHER BENEFICIAL OWNERS

    The following table sets forth the number of shares of the Corporation's Common Stock beneficially owned by the persons known to the Corporation to own more than five percent (5%) of its outstanding Common Stock as of December 31, 1996. The information is based on reports on Schedules 13G and 13D filed with the Securities and Exchange Commission or other reliable information. The table indicates whether the person has sole or shared investment and voting power with respect to such shares.

                                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                               ------------------------------------------------------------------------
                                                   SOLE POWER              SHARED POWER
                                               -------------------   ------------------------                  PERCENT
                                               VOTING   INVESTMENT     VOTING      INVESTMENT    AGGREGATE     OF CLASS
                                               -------  ----------   ----------    ----------    ----------    --------
Massachusetts Mutual Life Insurance              --        --           743,520     743,520       743,520         21.2%(2)
Company(1)
MassMutual Corporate Investors
MassMutual Participation Investors
 1295 State Street
 Springfield, MA 01111
Athey Products Corporation(3)
 1839 South Main Street
 Wake Forest, NC 27587
         and                                     --        --           351,806     351,806       351,806         12.7%
Orton/McCullough Crane(3)
 Company, Inc.
 1211 West 22nd Street
 Oak Brook, IL 60521
Wanger Asset Management, L.P.(4)                 --        --           198,450(5)  198,450(5)    198,450(5)       7.2%
Wanger Asset Management, Ltd.
Ralph Wanger
 227 West Monroe
 Suite 3000
 Chicago, IL 60606
Acorn Investment Trust, Series                   --        --           198,450(5)  198,450(5)    198,450(5)       7.2%
 Designated Acorn Fund
 227 West Monroe, Suite 3000
 Chicago, IL 60606
FMR Corp., Fidelity Management & Research        --      198,119         --           --          198,119          7.2%
 Company and related persons(6)
 82 Devonshire Street
 Boston, MA 02109
Dimensional Fund Advisors Inc.(7)(8)           125,828   185,999         60,171       --          185,999          6.7%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Mr. Luis Hernandez                             149,165   149,165         --           --          149,165          5.4%
 3069 Misty Harbor
 Las Vegas, NV 89117

--------------------------
(1) Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors and MassMutual Participation Investors each owns $1,125,000 principal amount of the Corporation's 8% Convertible Subordinated Notes due September 1, 1999 ("Notes") and an option to purchase an aggregate of 179,140 shares of Common Stock that expires on September 1, 1999 ("Option"). The table represents the aggregate number of shares of Common Stock which may be acquired by the parties upon conversion of the Notes based at the current conversion price and the exercise of the Option. In the event of conversion at the current conversion price of $5.98 per share and on exercise of the Option, each party will have sole power to vote and dispose of approximately 247,840 shares of Common Stock, or approximately 7.1% of the issued and outstanding shares (calculated in accordance with footnote 2 below). The conversion price is subject to adjustment under certain circumstances. These parties are reported in the aggregate because they may be regarded as a group for reporting purposes. In September 1989, the Company issued $8,500,000 of its Notes, of which $3,375,000 remains outstanding.

(2) For purposes of calculating the percent of class owned by such person or group, the shares of Common Stock which may be acquired upon conversion of such person's or group's Notes at the current conversion price and the shares of Common Stock that may be acquired upon the exercise of such person's or group's Option are deemed to be outstanding.

(3) Athey Products Corporation ("Athey") and Orton/McCullough Crane Company, Inc. ("Orton") are reported in the aggregate because they may be regarded as a group for reporting purposes. John F. McCullough, the principal shareholder and officer of Orton, is a director and the owner of 39.71% of the voting stock of Athey. Of the 351,806 shares of Common Stock for which the parties have reported as sharing voting and investment power, Athey has reported holding 229,911 shares and Orton has reported holding 121,895 shares.

(4) Wanger Asset Management, Ltd. is the sole general partner of Wanger Asset Management, L.P. and Ralph Wanger is the principal shareholder of Wagner Asset Management, Ltd.

(5) Wanger Asset Management, L.P. and Acorn Investment Trust, Series Designated Acorn Fund share voting and investment power over 198,450 shares of Common Stock. Acorn Investment Trust, Series Designated Acorn Fund is a registered investment company. Wanger Asset Management, L.P. is the investment advisor of Acorn Investment Trust, Series Designated Acorn Fund.

(6) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is deemed a beneficial owner of the shares shown because of its investment advisor activity for Fidelity Low-Priced Stock Fund (the "Fund"), which holds 198,119 shares of Common Stock. FMR Corp. (through its control of Fidelity), the Fund and the controlling shareholder of FMR Corp. each has sole power to dispose of the 198,119 shares held by the Fund.

(7) The reported shares are held in the portfolios of advisory clients of Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor. Dimensional disclaims beneficial ownership of such shares.

(8) Persons who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each a registered open-end management investment company. In their capacity as officers of the Fund and the Trust, these persons vote 39,124 additional shares of Common Stock which are owned by the Fund and 37,053 shares which are owned by the Trust. Dimensional has sole dispositive power over such shares and they are included under such column.

    Beneficial ownership of shares is reported in the foregoing tables and footnotes in accordance with the beneficial ownership rules promulgated by the Securities and Exchange Commission. The ownership information set forth in the foregoing tables reflects the effects of the Corporation's 5% stock dividend which was paid on January 24, 1997 to shareholders of record on January 3, 1997.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers (such persons are sometimes referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                     ------------------------------------
                                                                              AWARDS
                                     ANNUAL COMPENSATION             -------------------------   PAYOUTS
                            --------------------------------------   RESTRICTED    SECURITIES    --------
                                                    OTHER ANNUAL        STOCK      UNDERLYING      LTIP       ALL OTHER
 NAME AND PRINCIPAL          SALARY        BONUS   COMPENSATION(2)     AWARDS        OPTIONS     PAYOUTS    COMPENSATION(3)
      POSITION        YEAR    ($)           ($)          ($)             ($)           (#)         ($)           ($)
--------------------  ----  --------      -------  ---------------   -----------   -----------   --------   --------------
Joseph L. Dindorf,    1996  $275,000      $60,000         0               0             0            0         $27,300
 President and Chief  1995   267,496            0         0               0             0            0          26,600
 Executive Officer    1994   260,000            0         0               0             0            0          25,900

Jean P. Barthelme,    1996  $242,400(1)   $10,000         0               0             0            0         $ 8,600
 Vice President and   1995   242,400(1)         0         0               0             0            0           2,600
 President, European  1994   237,600(1)         0         0               0             0            0           3,000
 Operations

Reinald D. Liegel,    1996  $125,000      $20,000         0               0             0            0         $ 6,700
 Senior Vice          1995   122,300            0         0               0             0            0           2,000
 President --
 Technology           1994   119,600            0         0               0             0            0           2,200

Michael J. Koons,     1996  $ 86,500      $20,000         0               0             0            0         $ 4,000
 Vice President       1995    84,300            0         0               0             0            0           1,200
 Industrial
 Relations and        1994    82,200            0         0               0             0            0           1,300
 Personnel

Marion F. Lightfoot,  1996  $ 96,000      $10,000         0               0             0            0         $ 4,700
 President, Great     1995    93,900            0         0               0             0            0           1,400
 Bend
 Industries           1994    92,000            0         0               0             0            0           1,500

------------------------

(1) Mr. Barthelme's salary is paid in Swiss Francs. For the years 1996, 1995 and 1994 he was paid SFr 324,666, SFr 324,666 and SFr 318,300, respectively. For comparison purposes, these amounts have been converted to U.S. dollars using the exchange rate in effect on December 31, 1996.

(2) Certain personal benefits provided by the Corporation to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in such respective year.

(3) Consists solely of contributions by the Corporation to the Corporation's profit sharing plan (the "Plan") for all of the named executives, except Mr. Dindorf. Each year the Corporation may contribute between 5% and 16% of its net income before taxes for the prior fiscal year if it is in excess of various levels, which amount, if any, is allocated among participants by means of a formula based on individual compensation and years of service with the Corporation, subject to certain limits. The amounts reported for Mr. Dindorf represent contributions by the Corporation to the Plan and the value of the annual insurance premiums paid by the Corporation with respect to term life insurance for the benefit of Mr. Dindorf, respectively, as follows: 1996: $8,600 and $18,700; 1995: $2,600 and $24,000; and 1994:
    $3,000 and $22,900.

STOCK OPTIONS

    The Corporation has in effect the 1987 Stock Option and Incentive Plan pursuant to which options to purchase Common Stock may be granted to key employees of the Corporation and its subsidiaries. No options were granted to any of the named executive officers in fiscal year 1996. The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 1996 fiscal year and the fiscal year-end value of unexercised options held by such officers.

                      AGGREGATED OPTION EXERCISES IN 1996
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                        NUMBER OF                       UNEXERCISED OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS AT
                         SHARES                                YEAR-END (#)(1)             FISCAL YEAR-END ($)(2)
                        ACQUIRED            VALUE      -------------------------------  ----------------------------
      NAME           ON EXERCISE(#)      REALIZED($)   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE
-----------------  -------------------  -------------  ------------  -----------------  ------------  --------------
J. L. Dindorf              --                --             24,310          24,310       $   43,393     $   43,393
J. P. Barthelme            --                --              4,862           4,862            8,679          8,679
R. D. Liegel               --                --              9,117           9,116           16,274         16,272
M. J. Koons                --                --              3,039           3,038            5,425          5,423
M. F. Lightfoot            --                --              3,039           3,038            5,425          5,423

------------------------
(1) The number of securities underlying unexercised options reported does not reflect the effects of the Corporation's 5% stock dividend which was paid on January 24, 1997.

(2) The dollar values are calculated by determining the difference between the fair market value of the underlying stock as of December 31, 1996 and the exercise price of the options.

COMPENSATION OF DIRECTORS

    The Corporation's standard method of compensating directors is to pay each director who is not also an officer of the Corporation a retainer of $8,000 per year, payable quarterly. In addition, a director is entitled to a fee of $650 for each Board meeting attended and $600 for each committee meeting attended. Board members are also reimbursed for reasonable travel, lodging and related expenses incurred in connection with attendance at such meetings.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

    The Corporation has in effect a Change of Control Agreement with Mr. Dindorf. The Change of Control Agreement provides that in the event of the termination of Mr. Dindorf's employment with the Corporation for any reason (other than his death or disability), including voluntary termination by Mr. Dindorf, within two years following a change of control of the Corporation, Mr. Dindorf shall be entitled to a lump sum payment from the Corporation equal to 200% of his total compensation during the twelve-month period immediately preceding such change in control. For purposes of the Change of Control Agreement, a change of control is defined as the acquisition, by any person, organization or association of persons or organizations, of more than 30% of the voting stock of the Corporation. In the event that any such person, organization or association acquires more than 50% of the Corporation's voting stock, the period within which termination of employment gives rise to payment under the Change of Control Agreement is the shorter of one year following acquisition of such stock or two years following a change in control.

REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for establishing the general compensation policies of the Corporation and the total compensation opportunities and awards for its executive officers. The Compensation Committee recommends to the Board of Directors compensation amounts and award levels for executive officers of the Corporation and its subsidiaries. In making compensation recommendations, the Committee takes into account the recommendations of Mr. Dindorf, except regarding his own compensation, as well as the results of published compensation surveys and reports. The following report was prepared by the current members of the Compensation Committee.

    OVERALL COMPENSATION POLICY

    The executive compensation program of the Corporation is closely aligned with corporate performance and returns to shareholders. Accordingly, a significant portion of executive compensation is based on meeting specified corporate pre-tax profit performance goals and appreciation in the Corporation's stock price. The Corporation's overall compensation philosophy is to offer a competitive compensation package that recognizes individual contribution to the Corporation, personal performance and overall business results. The Compensation Committee looks primarily to corporate performance over the last few years in setting the compensation of executive officers for the following year and in determining specific compensation components. The objectives of this strategy are to attract and retain high quality executives, to motivate executives to achieve the goals inherent in the Corporation's business strategy and to link executive and shareholder interests through equity-based plans.

    The Corporation's executive compensation program consists of three principal components: base salary, annual bonus opportunity and stock option grants.

    BASE SALARIES

    The Compensation Committee establishes base salaries for executive officers by evaluating the responsibilities of the position held and the experience of the individual, and by reference to surveys and other data setting forth salary levels for comparable positions at other companies in the industry. The Committee recognizes geographic differences in determining salary range structures. Financial results as well as nonfinancial measures are considered. Using these salary ranges as a guide, the Compensation Committee conservatively sets salary levels slightly below the median base salaries for companies comparable in size and industry to the Corporation. Annual salary adjustments are based on individual performance, position tenure, internal comparability considerations, competitive data and the Corporation's earnings performance.

    With respect to the base salary paid to Mr. Dindorf in 1996, the Compensation Committee believes that his compensation should be heavily influenced by the Corporation's performance. Naturally there is some subjectivity in setting his salary, but the major elements of his compensation package are directly tied to the Corporation's performance. In making Mr. Dindorf's salary determination, the Compensation Committee takes into account the salaries paid to CEO's of comparable companies and their performance according to data obtained by the Committee, his years of service to the Corporation and its business judgment of Mr. Dindorf's essential ability to lead and coordinate the business activities of the Corporation. Mr. Dindorf received a modest salary increase in 1995, but did not receive a salary increase in 1996 or 1994. Similarly, the other named executive officers received salary increases in 1995 but did not receive salary increases in 1996 or 1994. This is consistent with the Corporation's overriding compensation philosophy that executive compensation generally depends on the Corporation's performance.

    ANNUAL BONUS

    The Corporation's executive officers may receive annual cash bonuses under the Corporation's annual cash bonus plan, which is intended to focus on short-term or annual business results. The Corporation will award bonuses in any year in which the Corporation's consolidated pre-tax earnings equal or exceed a specified amount. The bonus plan sets forth a formula that determines the amount of the bonus based on specified pre-tax earnings levels and multipliers for the President and Vice-Presidents of the Corporation. Accordingly, bonuses vary with pre-tax earnings and an evaluation of individual performance. If the Corporation does not reach its overall performance goal, no bonuses will be paid. However, special awards may be granted for exemplary individual performance.

    In 1996, the minimum pre-tax earnings levels were achieved and bonuses were awarded to Mr. Dindorf and the other named executive officers of the Corporation. In 1995 and 1994, the Corporation did not meet the minimum pre-tax earnings level or achieve any other specified goals relating to the Corporation's pre-tax earnings. Therefore, Mr. Dindorf received no annual bonus for such years. Similarly, no bonuses were paid to any of the other named executive officers.

    STOCK OPTION GRANTS

    The Corporation's 1987 Stock Option and Incentive Plan is designed to align the interest of executives with those of the Corporation's shareholders. Options granted by the Corporation have a per share exercise price of not less than the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will depend on the future market value of the Common Stock. The options become exercisable pursuant to a specified vesting schedule. Vesting schedules are designed to encourage the creation of shareholder value over the long term, since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. Stock options are granted to the CEO and other executives primarily based on the executive's ability to influence the Corporation's long-term growth and profitability. No options were granted to Mr. Dindorf or the other named executive officers in 1996, 1995 or 1994.

    OTHER EMPLOYEE BENEFITS

    The Compensation Committee's policy with respect to other employee benefit plans is to provide benefits in recognition of overall corporate performance. The Corporation has a profit sharing plan pursuant to which it makes contributions for the benefit of its employees (including its executive officers) in any year in which the Corporation's net income before taxes exceeds specified levels. The Corporation will make a $314,000 contribution to the profit sharing plan in 1997, based upon 1996 earnings. In 1996, the Corporation made a $96,600 contribution to the profit sharing plan, based upon 1995 earnings. In 1995, the Corporation made a $21,250 contribution to the profit sharing plan and a special contribution of $93,750 in the form of 18,750 shares of the Corporation's Common Stock (valued at the 1994 year-end closing price of $5.00 per share) in light of the fact that the Corporation had not made a contribution to the profit sharing plan in recent years and the Corporation's return to profitability in 1994.

    SECTION 162(m) LIMITATIONS

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision. At this time, no executives will earn compensation in excess of the $1 million cap limitation. The Compensation Committee, however, will continue to monitor the impact of Section 162(m).

    CONCLUSION

    The Corporation's compensation program is designed so that a significant portion of the Corporation's executive compensation is at risk subject to individual and corporate performance and stock price appreciation.

                                          HEIN-WERNER CORPORATION
                                          COMPENSATION COMMITTEE

                                          Maurice J. McSweeney
                                          Donald J. Schuetz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. McSweeney and Schuetz. Mr. McSweeney serves as Secretary of the Corporation. He is also a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Corporation for many years.

                            PERFORMANCE INFORMATION

    The following graph compares the yearly percentage change during the last five years in the Corporation's cumulative total shareholder return on the Common Stock with the cumulative total return of companies on the American Stock Exchange Market Value Index (Broad Market) and companies in a peer group selected in good faith by the Corporation (Peer Group). The total return information presented in the graph assumes the reinvestment of dividends. The companies in the Peer Group, all of which are in the machine tool industry, are:
Brown & Sharpe Manufacturing Company, Cincinnati Milacron Inc., Gleason Corporation, Monarch Machine Tool Company, Snap-on Incorporated and Stanley Works. Acme-Cleveland Company has been omitted from this year's Peer Group because it has been acquired by another company and is no longer an independent, publicly-traded company. The returns of each component company in the Peer Group have been weighted based on such company's relative market capitalization.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                  OF CORPORATION, PEER GROUP AND BROAD MARKET

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            HEIN-WERNER CORP.    PEER GROUP    BROAD MARKET
1991                    100.00        100.00          100.00
1992                    100.42        107.52          101.06
1993                     79.10        125.41          120.78
1994                    105.69        113.45          109.78
1995                     96.43        158.60          138.77
1996                    154.39        171.72          147.65

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On January 25, 1983, the Corporation acquired the business assets and operations of the Winona Van Norman Division of Winvan, Inc. ("Winona Van Norman"), from O. A. Friend. Mr. Friend was subsequently elected to the Board. In order to preserve certain beneficial arrangements for Winona Van Norman, the Corporation has entered into certain transactions with Mr. Friend. The Corporation is leasing Winona Van Norman's manufacturing facility from Mr. Friend under a ten-year extendable lease providing for annual rental payments of $197,200, adjusted every year for inflation. The lease also contains provisions under which the Corporation has the option, or may be required, to purchase the facility for its fair market value.

    M. J. McSweeney, a director and Secretary of the Corporation, is a partner of Foley & Lardner, attorneys, Milwaukee, Wisconsin. Foley & Lardner has served as legal counsel to the Corporation for many years.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Management will propose the adoption of a resolution ratifying the Board's decision to continue the employment by the Corporation of KPMG Peat Marwick LLP as the Corporation's auditors for the 1997 fiscal year. If the shareholders fail to ratify such employment, the directors will consider appointment of other auditors. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Proposals by shareholders sought to be included in the Corporation's proxy materials for its 1998 annual meeting of shareholders must be received by the Corporation no later than November 13, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Corporation's executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports concerning their ownership of Corporation equity securities with the Securities and Exchange Commission and the Corporation. Based solely upon information provided to the Corporation by individual directors and executive officers, the Corporation believes that during the fiscal year ended December 31, 1996 all filing requirements applicable to executive officers and directors have been complied with.

                              SHAREHOLDER PROPOSAL

    Thomas E. Walsh, 16515 Mary Cliff Lane, Brookfield, Wisconsin 53005, who is the beneficial owner of 24,472 shares of Common Stock of the Corporation, has notified the Corporation that he intends to present the following proposal (the "Shareholder Proposal") at the Meeting:

       The price of a share of stock of Hein-Werner Corporation ("Corporation") traded at a high of $13.625 per share in 1989. The price of a share of the Corporation's stock closed at $6.625 per share on November 1, 1996. In 1989, the Corporation paid a cash dividend. The Corporation has not paid a cash dividend since 1990. The Corporation reported Earnings Per Share of $1.12 per share in 1989. Subsequent to 1989, the

       Corporation reported losses in three years and Earnings Per Share substantially below the level of 1989 in the other years. Management of the Corporation has not demonstrated the ability to increase shareholder value over the last seven years despite growth in the U.S. and word [sic] economy and new records being established in stock market indices.

       For the aforementioned reasons it is proposed that the Board of Directors of the Corporation hire a financial advisor to evaluate and recommend alternatives to increase to increase [sic] shareholder value.

                 STATEMENT OF CORPORATION IN OPPOSITION TO THE
                              SHAREHOLDER PROPOSAL

    Management and the Board of Directors believe that it is not in the best interests of the shareholders of the Corporation to hire a financial advisor at this time. Management and the Board of Directors have been engaged in long-range strategic planning for some time and have retained consultants whenever they have determined that such advice was appropriate. However, management and the Board of Directors do not believe that retaining a financial advisor would be useful at this time and believe that the Shareholder Proposal is unwarranted and an inefficient utilization of the Corporation's resources.

    The Board of Directors unanimously recommends that shareholders vote "AGAINST" the Shareholder Proposal.

    The affirmative vote of a majority of the votes cast on the proposal is required for approval of the Shareholder Proposal, provided that a majority of the outstanding shares of Common Stock are voted on the proposal. For purposes of determining the vote required for this proposal, abstentions and broker nonvotes will have no impact on the vote. The votes represented by the proxies received will be voted AGAINST approval of the Shareholder Proposal, unless a vote for such approval is specifically indicated on the proxy.

                                 MISCELLANEOUS

    Receipt at the Meeting of reports from the management of the Corporation will not constitute approval or disapproval of any matters referred to in such reports.

    The Corporation will bear the cost of preparing and mailing the proxy, proxy statement and other materials which may be sent to the shareholders in connection with this solicitation. Solicitation will be by mail, except that certain officers and regular employees of the Corporation may make additional solicitations by telephone, telegraph or personal calls. The Corporation may also reimburse persons holding stock in their names or in the names of nominees for their expenses in sending proxies and proxy material to principals.

                                          HEIN-WERNER CORPORATION

                                          M. J. McSweeney
                                          SECRETARY
Waukesha, Wisconsin
March 13, 1997

                          HEIN-WERNER CORPORATION
                            WAUKESHA, WISCONSIN
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 1997

     The undersigned, having received the Notice of Meeting and Proxy Statement and Annual Report for 1996, hereby appoint J.L. DINDORF AND M.J. McSWEENEY, and each of them, proxies with power of substitution to vote for the undersigned at the annual meeting of the shareholders of Hein-Werner Corporation on April 24, 1997, at 10:00 A.M., local time, and any adjournments or postponements thereof.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN THE ELECTION OF DIRECTORS, FOR RATIFICATION OF KPMG PEAT MARWICK LLP AND AGAINST THE SHAREHOLDER PROPOSAL.

           DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
------------------------------------------------------------------------------

                 HEIN-WERNER CORPORATION ANNUAL MEETING
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.  ELECTION OF DIRECTORS:  J.L. Dindorf    /  / FOR / / WITHHOLD
                                                         AUTHORITY to vote for
                            D.J. Schuetz    /  / FOR / / WITHHOLD
                                                         AUTHORITY to vote for

2.  Ratification of KPMG Peat Marwick LLP as the Corporation's
    Auditors:           /  /  FOR  /  /  AGAINST  /  /  ABSTAIN

3.  Approval of the Shareholder Proposal:
                       /  /   FOR  /  /  AGAINST  /  /  ABSTAIN

4. In their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

Address Change?      Date_________________     NO. OF SHARES

Mark Box  /   /
Indicate changes below:


                                 -----------------------------------
                                 Signature(s) in Box
                                 Please sign name exactly as it appears
                                 hereon. When signed as attorney, executor, trustee, guardian, etc., give full title as such. For joint accounts each owner should sign.